As Filed With the Securities and Exchange Commission
on November 5, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORWARD AIR CORPORATION
(Exact name of Registrant as Specified in its Charter)

TENNESSEE (State or Other Jurisdiction of Incorporation or Organization)	62-1120025 (I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee (Address of Principal Executive Offices)	37745 (Zip Code)

Forward Air Corporation Non-Employee Director Stock Option Plan
and
Forward Air Corporation 1999 Stock Option and Incentive Plan
(Full Title of the Plans)

Matthew J. Jewell
Senior Vice President, General Counsel and Secretary
430 Airport Road
Greeneville, Tennessee 37745
(Name and Address of Agent for Service)

(423) 636-7000
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock,
$.01 par value per share	1,840,000(2)	$40.84	$75,145,600	$9,520.95

(1)	Pursuant to General Instruction E to Form S-8, this Registration Statement covers the registration of 1,840,000 shares of Forward Air Corporation common stock in addition to shares previously registered under Registration Statement Nos. 333-03893 and 333-94249.

(2)	Represents (i) 340,000 shares available for future grants under the Forward Air Corporation Non-Employee Director Stock Option Plan, as amended, and (ii) 1,500,000 shares available for future grants under the Forward Air Corporation 1999 Stock Option and Incentive Plan, as amended. This registration statement also covers an indeterminate amount of shares which may be issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(3)	The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share of the Common Stock as reported on The Nasdaq National Market on November 1, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Forward Air Corporation (the “Registrant”) previously filed with the Securities and Exchange Commission Registration Statements on Form S-8 (File No. 333-03893, filed May 16, 1996, and File No. 333-94249, filed January 7, 2000) (together, the “Plan Registration Statements”). This Registration Statement is being filed for the purpose of registering 340,000 additional shares of the Registrant’s Common Stock available under the Forward Air Corporation Non-Employee Director Stock Option Plan, as amended, and registering 1,500,000 additional shares of the Registrant’s Common Stock available under the Forward Air Corporation 1999 Stock Option and Incentive Plan, as amended. Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Plan Registration Statements are hereby incorporated by reference herein, and the opinion and consents listed in Item 8 below are attached hereto.

ADDITIONAL INFORMATION

Item 5. Interests of Named Experts and Counsel

        The validity of the shares of the Registrant’s Common Stock being offered hereby was passed on for the Registrant by Matthew J. Jewell, Senior Vice President, General Counsel and Secretary of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index (Page II-4).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on the 5th day of November, 2004.

FORWARD AIR CORPORATION By: /s/ Bruce A. Campbell —————————————— Bruce A. Campbell President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Bruce A. Campbell and Andrew C. Clarke his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Scott M. Niswonger	Chairman	November 5, 2004
————————————— Scott M. Niswonger

/s/ Bruce A. Campbell	President, Chief Executive Officer and	November 5, 2004
————————————— Bruce A. Campbell	Director (Principal Executive Officer)

/s/ Andrew C. Clarke	Chief Financial Officer, Senior Vice	November 5, 2004
————————————— Andrew C. Clarke	President, Treasurer and Director (Principal Financial Officer)

/s/ Rodney L. Bell	Vice President and Controller	November 5, 2004
————————————— Rodney L. Bell	(Principal Accounting Officer)

/s/ Robert K. Gray	Director	November 5, 2004
————————————— Robert K. Gray

/s/ Richard W. Hanselman	Director	November 5, 2004
————————————— Richard W. Hanselman

/s/ C. John Langley, Jr.	Director	November 5, 2004
————————————— C. John Langley, Jr.

/s/ Ray A. Mundy	Director	November 5, 2004
————————————— Ray A. Mundy

/s/ B. Clyde Preslar	Director	November 5, 2004
————————————— B. Clyde Preslar

Exhibit Index

Exhibit No.	Exhibit Description

5	Opinion of Matthew J. Jewell, Senior Vice President, General Counsel and Secretary

23.1	Consent of Matthew J. Jewell, Senior Vice President, General Counsel and Secretary (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on page II-2)